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                                                                    EXHIBIT 4(J)


                      MERRILL LYNCH LIFE INSURANCE COMPANY

                            DEATH BENEFIT ENDORSEMENT

Section 7.1.1 of the Contract is replaced in its entirety by the following:

7.1.1(a) DEATH PRIOR TO ANNUITY DATE: If an Owner dies prior to the Annuity
       Date, we will pay the beneficiary the death benefit specified below in a lump sum or, if requested, under an annuity option under Section 7.1.3. If the Owner is a non-natural person, then the Annuitant, rather than the Owner, will be used to determine the death benefit. The amount of the death benefit is determined as of the date we receive Due Proof of Death of the Owner at our Service Center.

              (1) If the Owner is age 80 or over on the Date of Issue, the death benefit is the value of Variable Account B plus the greater of:

                     (i) the premiums paid into Variable Account A less "adjusted" withdrawals from Variable Account A and "adjusted" transfers to Variable Account B; or
                     (ii)   the value of Variable Account A.

                     The Guaranteed Minimum Death Benefit of Variable Account A ("GMDB") is (i) above. Each "adjusted" withdrawal from Variable Account A and each "adjusted" transfer to Variable Account B equals the amount withdrawn or transferred multiplied by the GMDB divided by (ii) (both determined immediately prior to the withdrawal or transfer).

              (2) If the Owner is under age 80 on the Date of Issue, the death benefit is the value of Variable Account B plus the greatest of:

                     (i) the premiums paid into Variable Account A less "adjusted" withdrawals from Variable Account A and "adjusted" transfers to Variable Account B;
                     (ii)   the value of Variable Account A; or
                     (iii)  the Maximum Anniversary Value.

                     The Guaranteed Minimum Death Benefit of Variable Account A ("GMDB") is equal to the greater of (i) and (iii) above. Each "adjusted" withdrawal from Variable Account A and each "adjusted" transfer to Variable Account B equals the amount withdrawn or transferred multiplied by the GMDB divided by
                     (ii) (all of which are determined immediately prior to the withdrawal or transfer).

7.1.1(b) MAXIMUM ANNIVERSARY VALUE: The Maximum Anniversary Value is equal to the greatest anniversary value of Variable Account A. An anniversary value is equal to the value of Variable Account A on a Contract Anniversary increased by premium payments allocated to Variable Account A and decreased by "adjusted" transfers to Variable Account B and by "adjusted" withdrawals from Variable Account A, as defined in Section 7.1.1(a)(2) above, since that anniversary.

       To determine the Maximum Anniversary Value, we will calculate an anniversary value for each Contract Anniversary through the earlier of the Owner's attained age 80 or the Contract Anniversary on or prior to the Owner's date of death. If the Contract has co-owners, we will calculate the anniversary value through the earlier of the older Owner's attained age 80 or the Contract Anniversary on or prior to any Owner's date of death if a death benefit is payable.

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       The period for which we will calculate the Maximum Anniversary Value is based on the Owner's attained age (or the attained age of the older Owner, if the Contract has co-owners) on the Date of Issue. Subsequent changes of Owner will not increase the period of time used to determine the Maximum Anniversary Value.

       If a new Owner has not reached attained age 80 and is older than the Owner whose age is being used to determine the Maximum Anniversary Value at the time of the ownership change, the period of time used in the calculation of the Maximum Anniversary Value will be based on the attained age of the new Owner at the time of the ownership change. If at the time of an ownership change the new Owner is attained age 80 or over, we will use the Maximum Anniversary Value as of the Contract Anniversary on or prior to the ownership change, increased by premium payments and decreased by "adjusted" withdrawals and "adjusted" transfers, as defined in Section 7.1.1(a)(2) above, since that Contract Anniversary.

       Unless Section 7.1.2 or Section 7.1.3 is chosen within 60 days following our receipt of the Owner's certified death certificate, Due Proof of Death will be deemed to have been received by us on the 60th day, and payment will be made in a lump sum.

This endorsement controls over any contrary provisions of the Contract or previous endorsements.



                                           MERRILL LYNCH LIFE INSURANCE COMPANY

                                           By:    /s/ BARRY G. SKOLNICK
                                              ---------------------------------
                                                        Secretary









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